Exhibit 5.2

Address: 18th Floor, Block A, Huidu Building, No. 126 Xuefu Street, Taiyuan City, Shanxi Province
Tel: 0351-4060146, 0351-4060974, 0351-4060971	Fax: 0351-4065446

To:	ORANCO INC.

RE: PRC Legal Opinion on Certain PRC Law Matters

20th March 2023

Dear Sirs or Madams:

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 1). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We act as PRC counsel to Oranco Inc. (the “Company”), a company incorporated under the laws of the Nevada, in connection with (i) the proposed initial public offering (the “Offering”) by the Company of the shares of common stock (“Shares”), in accordance with the Company’s registration statement on Form S-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended), and (ii) the Company’s proposed listing of the Shares on the NASDAQ Capital Market ((i) and (ii) above, collectively, the “Transactions”).

In so acting, we have examined the Registration Statements, the originals or copies of documents and such other documents, corporate records, certificates issued by Governmental Agencies (as defined below) in the PRC provided to us by the Company and officers of the Company, and/or the PRC Subsidiaries (as defined below) and other instruments as we have considered necessary, advisable or desirable for the purpose of rendering this Opinion (collectively the “Documents”).

In examining the Documents and for the purpose of giving this Opinion, we have assumed: (1) the truthfulness, accuracy and completeness of each and all of factual representations, warranties and statements of the Company and the PRC Subsidiaries contained in the Documents as of the date of this Opinion (other than those with respect to which we express our opinion); (2) the genuineness of all the signatures, seals and chops and the authenticity of the Documents submitted to us as originals, and the conformity with authentic original documents submitted to us as copies; (3) the truthfulness, accuracy and completeness of all corporate minutes and resolutions of or in connection with the PRC Subsidiaries as they were presented to us; (4) the truthfulness, accuracy and completeness of all factual statements in the Documents and all other factual information provided to us by each of the Company and the PRC Subsidiaries in response to our inquiries for the purposes of this Opinion; (5) that the Documents which have been presented to us remain in full force and effect up to the date of this Opinion and have not been revoked, amended, varied or supplemented, except as noted therein; (6) that the Company and the PRC Subsidiaries have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (7) that all parties thereto, other than the PRC Subsidiaries, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those Documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; (8) that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means; and (9) the due compliance with, and the legality, validity, effectiveness and enforceability of the Documents under, all laws other than the PRC Laws.

Address: 18th Floor, Block A, Huidu Building, No. 126 Xuefu Street, Taiyuan City, Shanxi Province
Tel: 0351-4060146, 0351-4060974, 0351-4060971	Fax: 0351-4065446

Section 1: The following terms as used in this Opinion are defined as follows:

“Government Agency”	means any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC. “Governmental Agencies” shall be construed accordingly.
“Governmental Authorization”

means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Governmental Agency.

“M&A Rules”

means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and as amended by the Ministry of Commerce on June 22, 2009.

“PRC Subsidiaries”

means Fujian Jin’ou Trading Co., Ltd., Shanxi Huaxin Wine Industry Development Co., Ltd., Shanxi Jinqiang Wine Co., Ltd., Beijing Huaxin Tianchuang Enterprise Management Consulting Co., Ltd., and Guangzhou Silicon Technology Co., Ltd.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.
“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

Section 2: Based upon and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that:

(1)	Incorporation and Existence of the PRC Subsidiaries. The PRC Subsidiaries have been duly incorporated and are validly existing as limited liability companies and have legal person status under the PRC Laws and their business license and articles of association are in full force and effect under, and in compliance with the PRC Laws. All the equity interests of the PRC Subsidiaries are legally owned by their shareholders as the shareholding status set forth in Schedule I hereto, and to the best of our knowledge after due and reasonable inquiries, such equity interests are free and clear of all security interest, encumbrances, mortgage, pledge, liens, equities or claims. To the best of our knowledge after due and reasonable inquiries, there are no outstanding rights, warrants or options to acquire or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Subsidiaries. All Governmental Authorizations required for the ownership by their shareholders of their equity interests in the PRC Subsidiaries have been duly obtained.

Address: 18th Floor, Block A, Huidu Building, No. 126 Xuefu Street, Taiyuan City, Shanxi Province
Tel: 0351-4060146, 0351-4060974, 0351-4060971	Fax: 0351-4065446

(2)	Corporate Structure. The descriptions of the corporate structure of the PRC Subsidiaries set forth in “Prospectus Summary—Corporate History and Our Corporate Structure” and “Business—Our Corporate Structure” sections of the Registration Statement are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respect. To the best of our knowledge after due and reasonable inquiries, the ownership structure of the PRC Subsidiaries is not in violation of, and immediately after the consummation of the Transactions will not result in violation of, any PRC Laws currently in effect, and no Governmental Authorization or any other necessary steps required under the PRC Laws other than those already obtained is required under the existing PRC Laws for the establishment of such shareholding structures.

(3)	M&A Rules. The M&A Rules, in particular the relevant provisions thereof, purport, among other things, to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of PRC and controlled directly or indirectly by Chinese companies or natural persons, to obtain the approval of the CSRC prior to the listing and trading of their securities on any stock exchange located outside of PRC.

According to the “M & A Rules”, equity mergers and acquisitions refer to foreign investors (including Hong Kong investors) purchasing the equity of shareholders of domestic non-foreign-invested enterprises so that domestic non-foreign-invested enterprises are changed into foreign-invested enterprises. Fujian Jin’ou was originally a foreign-invested enterprise when it was established, and Sure Rich Investment (Group) Limited acquisition of Fujian Jin’ou from Nikjak Enterprise Limited is not an equity merger as stipulated in the “M & A Rules”.

Based on our understanding of the PRC Laws, we are of the opinion that the CSRC’s approval is not required for the Transactions, including, but not limited to, the listing and trading of the Company’s Shares on the NASDAQ Capital Market.

(4)	Enforceability of Civil Procedures. There is uncertainty as to whether the courts of the PRC would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other agreements with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest.

(5)	Taxation. Any statements in the Registration Statement insofar as they constitute statement of PRC tax law, are accurate in all material respects and that such statements constitute our opinion. We do not express any opinion herein concerning any law other than PRC tax law.

Address: 18th Floor, Block A, Huidu Building, No. 126 Xuefu Street, Taiyuan City, Shanxi Province
Tel: 0351-4060146, 0351-4060974, 0351-4060971	Fax: 0351-4065446

(6)	Statements in Registration Statement and the Prospectus. The statements in the Registration Statement and the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Management”, “Certain Relationships and Related Party Transactions” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are accurate in all material respects, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

(7)	Oranco may need to file a registration with the CSRC. On February 17, 2023, the CSRC issued the “Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies” (hereinafter referred to as the “Trial Measures”), which will be effective from March 31, 2023. According to the Trial Measures, issuers who meet the following conditions are deemed to have indirectly issued securities overseas as domestic companies:

1. The proportion of the domestic company’s revenue, total profit, total assets or net assets for the most recent fiscal year that accounts for any one of the relevant data in the consolidated financial statements of the issuer that have been audited exceeds 50% during the same period;

2. The main business activities are conducted within the domestic territory or the main place of business is located within the domestic territory, or the majority of senior management personnel responsible for business operations and management are Chinese citizens or habitually reside within the domestic territory.

Domestic companies that are deemed to indirectly issue securities overseas are required to file with the CSRC in accordance with the Trial Measures, submitting relevant materials, such as the overseas offering document and legal opinions.

The CSRC has also issued the “Guidelines for the Content and Format of Filing Materials”, which provides detailed requirements for the materials to be submitted for the CSRC filing. If the filing materials are complete and meet the requirements, the CSRC will review the filing within 20 working days of receiving the materials and publish the record information on its website. For domestic companies that are deemed to indirectly issue securities overseas, the issuer must designate a domestic operating entity as the domestic responsible person, and file this appointment for record with the CSRC within three working days after submitting the application for issuance and listing overseas.

After the Trial Measures were issued, the CSRC issued the “Notice on the Management Arrangement of Filing for Domestic companies’ Overseas Issuance and Listing” (hereinafter referred to as the “Notice”). According to the Notice:

1. If a domestic company’s application for indirect overseas issuance and listing had been approved by overseas regulatory agencies or securities exchanges before the effective date of the Trial Measures and the overseas issuance and listing is completed before September 30, 2023, the domestic company is considered an “existing company” and there is no obligation for the domestic company to re-perform overseas regulatory procedures for issuance and listing. Such existing company is not required to file with the CSRC in relation to the overseas issuance, but may be required to file with the CSRC in connection with subsequent financing matters or securities issuances, such as refinancing.

2. Domestic companies, that have submitted valid applications for overseas issuance and listing before the effectiveness of the Trial Measures and have not been approved by overseas regulatory agencies or securities exchanges before the effective date of the Trial Measures, must arrange within a reasonable time to submit the filing application with the CSRC and must complete the CSRC filing before the overseas issuance and listing is completed.

According to the above rules, Oranco’s listing on the NASDAQ Stock Exchange in the United States will be considered as an indirect overseas issuance and listing of domestic companies. As such, it must follow the provisions of the Trial Measures and make filings with the CSRC. However, if Oranco has already submitted a registration statement to the US Securities and Exchange Commission which filing has become effective before the effective date of the Trial Measures on March 31, 2023, and Oranco completes its overseas issuance and listing before September 30, 2023, it will meet the conditions of a “existing company” and will not be required to make filings with the CSRC during the overseas issuance and listing process, and will only be required to file with the CSRC for any future financing or securities issuances.

Address: 18th Floor, Block A, Huidu Building, No. 126 Xuefu Street, Taiyuan City, Shanxi Province
Tel: 0351-4060146, 0351-4060974, 0351-4060971	Fax: 0351-4065446

If Oranco does not meet the conditions of an “existing company”, which would be the case where it has already submitted a valid registration statement to the U.S. Securities and Exchange Commission but has not obtained a final overseas listing approval before March 31, 2023, Oranco will be required to designate a domestic operating company as domestic responsible person (for instance, Shanxi Huaxin Wine Industry Development Co., Ltd., one of the PRC Subsidiaries). Oranco will also be required to reasonably arrange to file with the CSRC before completing the overseas listing.

If Oranco is required to file with the CSRC, the filing is not an administrative proceeding and only undergoes a formal review, without any substantive examination.

Section 3: This Opinion is subject to the following qualifications:

(1)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(2)	We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents;

(3)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion;

(4)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws;

(5)	Under the PRC legal or administrative or arbitration system, we have very limited access to the information about the current, pending or threatened legal, administrative or arbitration action, suit, proceeding or claim, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives involving the PRC Subsidiaries, and are not able to make exhaustive inquiry of the current, pending or threatened legal, administrative or arbitration action, suit, proceeding or claim, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives.

This Opinion is rendered solely to the addressee hereof for the purpose of the Transactions and is given for the benefit of the addressee. Without our express prior written consent, this Opinion may not be relied upon by any person or entity other than the addressee and its international legal counsel. Save as provided herein, this Opinion shall not be quoted nor shall a copy of this Opinion be given to any person (apart from the parties involved in the Transactions) without our express prior written consent except where such disclosure is required to be made by applicable law or regulation, or is requested by any governmental, judicial or competent regulatory authority, including without limitation the U.S. Securities and Exchange Commission in connection with any dispute, proceedings, investigations or claim relating to the Offering to which the addressee is a party.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Risk Factors” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Address: 18th Floor, Block A, Huidu Building, No. 126 Xuefu Street, Taiyuan City, Shanxi Province
Tel: 0351-4060146, 0351-4060974, 0351-4060971	Fax: 0351-4065446

Signature Page

Yours faithfully,

/s/ Zhonglun W&D Taiyuan Law Firm
Zhonglun W&D Taiyuan Law Firm